Exhibit 4.46

EQUITY INTEREST PLEDGE AGREEMENT

This Equity Interest Pledge Agreement (this “Agreement”) is entered in Shanghai, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated December 22, 2014 by and among the following parties:

(1)                                 PLEDGEE: 1Verge Internet Technology (Beijing) Co., Ltd.

Registered Address: Sections A and C, 5/F, SinoSteel Plaza, No. 8, Haidian Street, Haidian District, Beijing, China

Legal Representative: Victor Wing Cheung Koo

and

(2)                                 PLEDGOR: 1Verge Information Technology (Beijing) Co., Ltd.

Registered Address: Section D, 5/F, SinoSteel Plaza, No. 8, Haidian Street, Haidian District, Beijing, China

Legal Representative:  Liu Dele

(Pledgee and Pledgor are referred to individually a “Party” and collectively the “Parties”)

WHEREAS:

A.                                    1Verge Information Technology (Beijing) Co., Ltd. (“1Verge Information”) holds 95% equity interest in Heyi Pictures Inc. (“Heyi Pictures”).

B.                                    Heyi Pictures is a limited liability company registered in Shanghai engaging in the production and distribution of films and television programs.

C.                                    The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, has been licensed by the relevant competent PRC government authority to carry on the business of computer software products and internet products development, sales and services, etc. The Pledgee and Heyi Pictures entered into an Exclusive Technical and Consulting Services Agreement (the “Services Agreement”) on December 22, 2014, pursuant to which Heyi Pictures is required to pay service fees (the “Service Fees”) to the Pledgee in consideration of the corresponding services to be provided by the Pledgee.

D                                       Simultaneous with the execution of this Agreement, the Pledgee, the Pledgor, Zhu Huilong and Heyi Pictures have also entered into a Business Operations Agreement (the “Business Operations Agreement”), pursuant to which the Pledgee is authorized to exercise the shareholder’s rights of the Pledgor and Zhu Huilong, and exerts control over the daily operation of Heyi Pictures through contractual arrangements.

F.                                      Simultaneous with the execution of this Agreement, the Pledgor have also entered into an Equity Option Agreement (the “Option Agreement”) with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) at any time upon satisfaction of various requirements under the PRC law.

G.                                    In order to ensure that (i) the Pledgee collects Service Fees under the Services Agreement; (ii) the Pledgor’ other obligations under the Option Agreement are fulfilled; (iii) the Pledgor’s and Heyi Pictures’s obligations under the Business Operations Agreement are fulfilled; and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or Heyi Pictures, arising under or in relation to the Services Agreement, or the Business Operations Agreement or the Option Agreement, including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or Heyi Pictures under the Services Agreement (as applicable), are paid, the Pledgor are willing to pledge all the Equity Interest (as defined below) in Heyi Pictures to the Pledgee as security for the above-mentioned obligations of the Pledgor and Heyi Pictures (collectively, the “Secured Obligations”).

In order to set forth each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.                                      Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1                               “Pledge” means the full content of Section 2 hereunder.

1.2                               “Equity Interest” means all the equity interests in Heyi Pictures held by the relevant Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in Heyi Pictures acquired by such Pledgor subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, 1Verge Information holds 95% equity interests (amounting to RMB 95,000,000) in Heyi Pictures.

1.3                               “Event of Default” means any event set forth in Section 6 hereunder.

1.4                               “Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

1.5                               “Effective Date” This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

2.                                     Pledge

2.1                               The Pledgor hereby pledges, and if required, transfers and assigns all its rights, titles and interests in the Equity Interest in Heyi Pictures to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that it has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in Heyi Pictures which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in the Heyi Pictures, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1                     Both Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB 100,000,000 (the “Maximum Amount”) prior to the Settlement Date.

The Pledgor and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

2.1.2                     Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a)                                 the occurrence of an Event of Default pursuant to Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the relevant Pledgor(s) pursuant to Section 6.3;

(b)                                 the Pledgee reasonably determines (having made due enquiries) that the Pledgor and/or Heyi Pictures is insolvent or could potentially be made insolvent; or

(c)                                  any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

2.2                               For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

2.3                               The Pledgee is entitled to collect dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3.                                      Effectiveness, Scope and Term of the Pledge

3.1                               The Pledgor shall, promptly after the execution of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days from the date of submission of the application for registration of this Agreement and the Pledge with the AIC.

3.2                               The Pledge shall be effective upon the registration of the Pledge with the AIC in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable); or (b) the date on which the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy in full its rights under the Secured Obligations and the Pledged Collateral (the “Term of Pledge”).

4.                                      Representations and Warranties of the Pledgor

The Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1                               The Pledgor is the legal owner of the Equity Interest that has been registered in its name, and is entitled to create a pledge on such Equity Interest.

4.2                               None of the Pledged Collateral or the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises the rights of the Pledge in accordance with this Agreement.

4.3                               The Pledgee shall be entitled to dispose of or assign its rights of the Pledge in accordance with this Agreement and relevant laws.

4.4                               All necessary authorizations have been obtained for the execution and performance of this Agreement by the Pledgor and the execution and performance of this Agreement by the Pledgor does not violate any applicable laws or regulations.

4.5                               The Pledgor warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6                               There are no outstanding taxes, fees or pending legal proceedings related to the Equity Interest as of the date of this Agreement.

4.7                               Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon both Parties.

5.                                      Covenants of the Pledgor

5.1                               The Pledgor covenants to the Pledgee that it shall:

5.1.1                     not transfer or assign the Equity Interest, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in its name, other than the Pledge created hereunder and the option granted under the Option Agreement, without the prior written consent from the Pledgee;

5.1.2                     comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the relevant competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3                     timely notify the Pledgee of any events or any received notices (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgor’ covenants or obligations under this Agreement; or (iii) which may affect the Pledgor’s performance of its obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2                               The Pledgor agrees that the Pledgee’s right of exercising the Pledge under this Agreement shall not be suspended or hampered by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor.

5.3                               The Pledgor covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee, and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4                               The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the AIC registration set forth in Section 3.1.

5.5                               The Pledgor covenants to the Pledgee that it will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee for the Pledgor’s failure to perform or fully perform its guarantees, covenants, agreements, representations or conditions.

6.                                      Events of Default

6.1                               Each of the following shall constitute an Event of Default:

6.1.1                     Heyi Pictures or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Business Operations Agreement or Option Agreement, or an event of default (as defined and stipulated in those agreements) has occurred and is continuing;

6.1.2                     the Pledgor makes or has made any inaccurate, incomplete, misleading or untrue representations or warranties under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3                     the Pledgor breaches any of the covenants under Section 5;

6.1.4                     the Pledgor breaches any other covenants, undertakings or obligations of the Pledgor set forth herein;

6.1.5                     the Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of Heyi Pictures with other third parties or for any other reason;

6.1.6                     the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except for the transfers or assigns permitted under the Option Agreement);

6.1.7                     any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform its obligations under this Agreement;

6.1.8                     this Agreement is illegal as a result of any applicable laws or the Pledgor is restricted from continuing to perform its obligations under this Agreement;

6.1.9                     any approval, permit, license or authorization from any applicable governmental authority (or registration or filing procedure) required for Heyi Pictures to provide production and distribution of films and television programs service in the PRC is withdrawn, suspended, invalidated or materially amended;

6.1.10              any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

6.1.11              any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform its obligations under this Agreement.

6.2                               The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or find that any event set forth in Section 6.1 or any events that may result in the foregoing events have occurred or are occurring.

6.3                               Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee, at any time the event of default occurs or thereafter, may give a written Notice of Default to the Pledgor, and require the Pledgor, at the discretion of the Pledgee, to immediately make full payment of the outstanding amounts payable under the Services Agreement, and other payables, or dispose of the Pledge in accordance with Section 7 herein.

7.                                      Exercise of Rights to the Pledge

7.1                               The Pledgor shall not transfer or assign the Pledged Collateral without the prior written permission from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2                               The Pledgee may give a notice of exercise to the Pledgor and dispose of the Pledge at any time upon occurrence of any Event of Settlement.

7.3                               Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge at any time when it gives a notice of exercise in accordance with Section 6.3 or thereafter.

7.4                               The Pledgee is entitled to have priority in receiving payments by the evaluation or proceeds from the auction or sale of all or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligations or other monetary obligations payable by the Pledgor and/or Heyi Pictures is fully paid, repaid or otherwise settled.

7.5                               The Pledgor shall not hinder the Pledgee from disposing of the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize its rights to the Pledge.

8.                                      Transfer or Assignment

8.1                               The Pledgor shall not donate or transfer its rights and obligations hereunder to any third party without the prior written consent from the Pledgee.

8.2                               This Agreement shall be binding upon the Pledgor and its successors and be effective to the Pledgee and each of its successors and assignees.

8.3                               The Pledgee may transfer or assign all Secured Obligations and its rights to the Pledge to any third party at any time. In this case, the assignee shall have and shall undertake the same rights and obligations of the Pledgee hereunder as if the assignee were a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute relevant agreements and/or documents with respect to such transfer or assignment.

8.4                               In the event of a change in the Pledgee as a result of any transfer or assignment, the new parties to the pledge shall re-execute a pledge agreement.

9.                                      Termination

This Agreement shall be terminated upon expiration of the Term of the Pledge pursuant to Section 3 hereof.

10.                               Force Majeure

10.1                        If the performance of this Agreement is delayed or prevented by any force majeure event (“Force Majeure Event”), only within the limitation of such delay or prevention, the affected Party shall be absolved from any liability under this Agreement. Force Majeure means any unforeseen events beyond the affected Party’s reasonable control and cannot be prevented with reasonable care, including acts of governments, acts of God, fire, explosion, geographic change, flood, earthquake, tide, lightning and war. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any section hereof shall notify the other Party of such exemption immediately and advise the other Party of the steps to be taken for completion of the performance thereof.

10.2                        The Party affected by Force Majeure shall not assume any liability under this Agreement. However, the Party claiming for exemption of liabilities may only be exempted from performing such liabilities as within the limitation of the part delayed or prevented by Force Majeure, provided that the Party affected by Force Majeure has taken reasonable and practicable efforts to perform this Agreement. Once the causes for such exemption of liabilities are rectified and remedied, both Parties agree to resume performance of this Agreement with their best efforts.

11.                               Applicable Law and Dispute Resolution

11.1                        The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2                        Both Parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then effective rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Shanghai. The arbitration award shall be final and binding upon both Parties. This section shall survive the termination or rescission of this Agreement.

11.3                        In case of any dispute arising out of the interpretation or performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform its obligations under this Agreement, except for the matters in dispute.

12.                               Notice

Any notice or correspondence given by a Party hereunder shall be made in Chinese and English and be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

PLEDGEE	:	1Verge Internet Technology (Beijing) Co., Ltd.
Address	:	Sections A and C, 5/F, SinoSteel Plaza, No. 8, Haidian Street, Haidian District, Beijing, China
Fax	:	010-5970-8818
Tele	:	010-5885-1881
Attn	:	Victor Wing Cheung Koo

PLEDGOR1	:	Verge Information Technology (Beijing) Co., Ltd.
Address	:	Section D, 5/F, SinoSteel Plaza, No. 8, Haidian Street, Haidian District, Beijing, China
Fax	:	010-5970-8818
Tele	:	010-5885-1881
Attn	:	Liu Dele

13.                               Waiver

The Pledgee’s non-exercise or delay in exercise of any right, remedy, power or privilege hereunder shall not be deemed as its waiver of such right, remedy, power or privilege. Any single or partial exercise of any right, remedy, power or privilege shall not exclude the Pledgee from exercising any other rights, remedies, powers or privileges. The rights, remedies, powers or privileges hereunder are accumulative and shall not exclude any other rights, remedies, powers or privileges stipulated by applicable laws.

14.                               Miscellaneous

14.1                        Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by both Parties hereto.

14.2                        In case any terms or stipulations in this Agreement are held as illegal or unenforceable in accordance with applicable laws, such terms and stipulations shall be deemed ineffective and unenforceable within the scope governed by such applicable laws, and the other provisions hereof shall remain effective.

14.3                        This Agreement constitutes the entire agreement between the Parties in respect of the subject matter hereof, and supersedes all previous discussions, negotiations and agreements between the Parties.

14.4                        This Agreement is prepared in both English and Chinese. In case of any discrepancy between the English and Chinese versions, the Chinese version shall prevail.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on their behalf by their duly authorized representatives on the date first above written.

PLEDGEE: 1Verge Internet Technology (Beijing) Co., Ltd.

(Company Seal)

By:	/s/ Victor Wing Cheung Koo
Authorized Representative: Victor Wing Cheung Koo

PLEDGOR: 1Verge Information Technology (Beijing) Co., Ltd.
(Company Seal)

By:	/s/ Liu Dele
Authorized Representative: Liu Dele